ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into effective as of December 1, 2005, by, and among, Kleenair Systems, Inc., a Nevada corporation ("KAIR"), on the one hand, and Innovay, Inc., a California corporation (“INNO”), and its shareholders (“Stockholders”), on the other hand.

R E C I T A L S

A.
INNO wishes to sell, and KAIR wishes to acquire, all of the Assets of INNO (as defined below) in exchange for KAIR’s issuance to INNO of an aggregate of Eighteen Million Nine Hundred Eighty-Three Thousand Nine Hundred Seventy-Six (18,983,976) Post-Split restricted shares of the common stock of KAIR ($.001 par value per share), representing approximately Sixty Percent (“60%”) of the issued and outstanding shares ("Post Split") at Closing (the "KAIR Common Stock"), subject to and upon the terms and conditions set forth herein.

B.
INNO has authorized capital stock consisting of 1,000,000 shares of Common Stock of which 57,471 shares of Common Stock of INNO are issued and outstanding and owned by the Stockholders as of the date of this Agreement. Exhibit “1” attached hereto sets forth the number of shares owned by each of the Stockholders.

C.
At the Closing of this Asset Purchase Agreement as defined below, INNO will transfer to KAIR all of its assets and liabilities. Each of the assets is set forth on Exhibit “2” and each of the liabilities is set forth on Exhibit “3.”.

D.
KAIR has authorized capital stock consisting of 100,000,000 shares of KAIR Common Stock, of which approximately 63,000,000 shares are issued and outstanding as of the date of this Agreement (Pre-Split) and upon effecting a 1:5 reverse split there will be approximately 12,655,984 shares issued and outstanding (the "Reverse Split") and increasing the number of authorized shares to 200,000,000 shares. KAIR also has authorized shares of preferred stock. However, as of the date of this Agreement, none of the preferred stock is issued and outstanding.

E.
After the delivery of 18,983,976 shares of KAIR common stock on closing, there will be approximately 31,639,960 shares of KAIR Common Stock issued and outstanding, of which 18,983,976 KAIR Shares of the issued and outstanding KAIR Common Stock, will be owned by INNO. Although KAIR shall have no liability or responsibility in connection therewith, INNO currently intends to distribute the KAIR Common Stock to the Stockholders, pro rata, after the Closing.

F.
In addition, an additional 52,733,260 shares shall be delivered to INNO as part of the Asset Purchase, if certain additional assets are delivered to KAIR as set forth in Paragraph 1.7 of this Agreement. In the event that such additional shares are earned, INNO shall hold a total of 71,717,206 shares of the common stock of KAIR which (assuming no additional shares are issued) shall be equal to approximately eighty-five percent (85%) of the issued outstanding shares of KAIR.

AGREEMENT
It is agreed as follows:

1. ASSET PURCHASE.

1.1	Incorporation of Recitals. The provisions and recitals set forth hereinabove are hereby incorporated into and made a part of this Agreement by reference thereto.

1.2
Agreement to Purchase Assets. Subject to the terms and conditions set forth herein, INNO shall sell, assign, transfer and deliver to KAIR, at Closing, all of the INNO’s assets at Closing in exchange for 18,983,976 shares of KAIR restricted common stock (post-split) and the assumption of all current INNO liabilities. On closing, such shares shall constitute approximately sixty percent (60%) of the issued and outstanding shares of KAIR. Stockholders shall cause INNO to comply with this sale of assets.

All of the current assets of INNO are set forth on Exhibit “2” and all of the current liabilities of INNO are set forth on Exhibit “3.” INNO and Stockholders agree that none of the assets set forth on Exhibit “2” shall be sold, transferred, altered, expended, or encumbered in any way and no additional liabilities of any kind shall be incurred without the express prior written consent of KAIR.

Attached hereto as Exhibit “4” is a balance sheet of Innovay, Inc. as of October 31, 2005, and the related statements of operations, stockholders' deficit, and cash flows for the period from November 23, 2004 (inception) to October 31, 2005, which have been audited by Kabani & Company, Inc. INNO and Stockholders hereby represent that there are no assets or liabilities of INNO as of the date of this Agreement that do not appear on Exhibit “4.”

To the extent that any contractual right being transferred to KAIR hereunder requires consent to permit such transfer, INNO and Stockholders shall obtain such written consent prior to transfer.

1.3
Closing. The closing (the "Closing") of the exchange of the Assets for the KAIR Shares shall take place at the offices of John Holt Smith, Esq., located at 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067, at 3:00 PM, local time, on January 23, 2006, or at such other time and place as may be agreed to by INNO and KAIR (the "Closing Date"); provided however, that the date of the Closing shall not precede the effective date of the Schedule 14C Information Statement being filed in connection with this transaction.

1.4	Instruments of Transfer

(a)
Stockholders Shares. INNO and the Stockholders shall cause the officers of INNO to deliver to the Escrow Agent on, or before, the Closing Date all original documents of transfer for all assets held by INNO subject to all liabilities of INNO being assumed under this Agreement, and all necessary consents to transfer, in a form satisfactory to KAIR, in order to effectively vest in KAIR all right, title and interest in and to the Assets. From time to time after the Closing Date, and without further consideration, the Stockholders and INNO will execute and deliver such other instruments of transfer and take such other actions as KAIR may reasonably request in order to more effectively transfer to KAIR the Assets intended to be transferred hereunder.

(b)
KAIR Common Stock. KAIR shall deliver to the Escrow Agent on, or before, the Closing Date an original stock certificate evidencing 18,983,976 shares of KAIR restricted common stock (post-split) in the name of INNO, in form and substance reasonably satisfactory to INNO and the Stockholders, in order to effectively vest in INNO all right, title and interest in and to the KAIR Shares issuable to it.

1.5	Tax Free Reorganization. The parties intend that the transaction under this Agreement shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986.

1.6	Transfer of Contracts. At or before the Closing, INNO shall execute and deliver to Escrow all INNO contract rights of (i) Salon-De Mariag (Japan), (ii) Kuang-Dong (Korea); and (iii) Intimus (Korea).

1.7	Additional Shares. At such time as the following conditions are met, KAIR shall deliver an additional 52,733,230 shares of the restricted common stock of KAIR (post-split) to INNO:

(a)
Sale of distribution rights for ZenGen and InnoZen products in China, Korea, and/or Japan for $2,000,000 (US). The written agreement shall provide for the payment of $2,000,000 over the initial six (6) months of the Agreement and royalties on actual sale of products. Such sale must be to a bona fide licensee; and

(b)
Sale of distribution rights for existing INNO cosmetic products in China, Korea, and/or Japan for $1,000,000 (US). The written agreement shall provide for the payment of $1,000,000 over the initial six (6) months of the Agreement and royalties on actual sale of products. Such sale must be to a bona fide licensee.

In the event that such agreements are not delivered within one (1) year of the date of Closing, the additional shares shall not be delivered to INNO.

2.DELIVERIES AT THE CLOSING

2.1
KAIR’s Deliveries at the Closing. At or prior to the Closing and as a condition of Closing, KAIR shall deliver or cause to be delivered to John Holt Smith, Esq., at the offices of Smith & Associates, located at 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067, all of the following:

(a)	Original certificates representing the KAIR Shares in the name of INNO;

(b)	The Officer’s Certificate signed by KAIR’s President and dated as of the Closing Date in the form attached hereto as Exhibit “5”;

(c)	A written resignation of the officers and directors of KAIR effective as of the Closing Date in form satisfactory to the Stockholders;

(d)
Certified resolutions of the Board of Directors of KAIR in the form attached hereto as Exhibit “6”, which (i) authorize the consummation of the transactions contemplated by this Agreement; and (ii) elect the person(s) designated by KAIR as officer(s) and director(s) of KAIR effective as of the Closing Date;

(e)	A certified list of the record holders of KAIR Common Stock as of the most recent practicable date evidencing all of the shares of KAIR Common Stock issued and outstanding;

(f)	A certificate of good standing of KAIR from the State of Nevada as of the most recent practicable date;

(g)	Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby;

(h)
An Option Agreement approved by INNO and the Stockholders granting the right of Pollution Control Ltd., a Bahamian Company, an affiliate of Lionel Simons, to purchase one hundred percent (100%) of the issued and outstanding stock of Kleenair Systems of North America, Inc., a Nevada corporation in the form attached hereto as Exhibit “7”. INNO and the Stockholders represent that immediately after the Closing, the newly constituted KAIR Board of Directors shall ratify such Option Agreement; and

(i)	A Consulting Agreement providing for the provision of consulting services by Lionel Simons after closing.

2.2	Stockholders’ Deliveries at Closing. At or prior to the Closing, the Stockholders shall deliver or cause to be delivered to John Hold Smith, Esq., all of the following:

(a)	Such documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

2.3	INNO’s Deliveries at the Closing. At or prior to the Closing and as a condition of Closing, INNO shall deliver or cause to be delivered to John Holt Smith, Esq., all of the following:

(a)	The Officer’s Certificate signed by the Chief Executive Officer of INNO and dated as of the Closing Date in the form attached hereto as Exhibit “8”;

(b)	Certified resolutions of the Board of Directors of INNO in the form attached hereto as Exhibit “9” authorizing the consummation of the transactions contemplated by this Agreement;

(c)	A certificate of good standing of INNO from the State of California as of the most recent practicable date; and

(d)
Assignments, Consents to Transfer, and Bills of Sale covering all assets of INNO and such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The Stockholders represent, warrant and covenant to and with KAIR with respect to itself, as follows:

3.1
Power and Authority. The Stockholders have all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the "Documents"). All individual action on the part of the Stockholders necessary for the authorization, execution, delivery and performance of the Documents by the Stockholders have been taken and no further authorization on the part of the Stockholders is required to consummate the transactions provided for in the Documents. When executed and delivered by the Stockholders, the Documents shall constitute the valid and legally binding obligation of the Stockholders enforceable in accordance with their respective terms. As INNO shareholders, Stockholders have the authority to cause, and shall cause, INNO to carry out the terms of this Agreement.

3.2	Ownership of and Title to Securities. The Stockholders, as a group, own all of the issued and outstanding shares of INNO Shares.

3.3	Accuracy of INNO Representations All of the representations and warranties of INNO are accurate as of the date of this Agreement and will be accurate as of the date of Closing.

4. REPRESENTATIONS AND WARRANTIES OF KAIR. KAIR represents warrants and covenants to INNO and the Stockholders as follows:

4.1
Organization and Good Standing. KAIR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into and perform its obligations under this Agreement.

4.2
Capitalization. Exhibit “10” to this Agreement accurately and completely describes the authorized, issued and outstanding capital stock of KAIR. To the best of KAIR’s knowledge, all outstanding shares of KAIR Common Stock were offered and sold in compliance with applicable state and federal securities laws, have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights to the best of KAIR’s knowledge. There are no warrants, options, subscriptions, calls or other similar rights to purchase any of KAIR’s capital stock, and there are no voting, pooling or voting trust agreements, arrangements or contracts by and among KAIR, its stockholders or any of them.

4.3
Validity of Transactions. This Agreement, each document executed and delivered by KAIR in connection with the transactions contemplated by this Agreement and the performance of the transactions contemplated therein has been, or will have been, duly authorized by the KAIR Board of Directors, has been, or will have been, duly executed and delivered by KAIR and each is the valid and legally binding obligation of KAIR, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity. The KAIR Shares issuable hereunder, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any liens or encumbrances, except for any restrictions imposed by federal or state securities laws.

4.4
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, result in a breach of any term or provision of or constitute a default under or result in a violation of (i) the Certificate of Incorporation or Bylaws of KAIR, as amended, (ii) any agreement, contract, lease, license or instrument to which KAIR is a party or by which KAIR or any of its properties or assets are bound, or (iii) any judgment, decree, order or writ by which KAIR is bound or to which it or any of its properties or assets are subject.

4.5
Approvals and Consents. Except for the filing and distribution of Schedule 14C Information Statement pursuant to Rule 14(c) under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), the effectiveness of a reverse split of KAIR Stock, the name change to Migami, Inc., and the increase in the number of authorized shares there are no permits, consents, mandates or approvals of public authorities, either federal, state or local, or of any third party necessary for KAIR’s consummation of the transactions contemplated hereby.

4.6	SEC Reports; Financial Statements.

(a)
KAIR will have filed all reports, including the 2004 Annual Report and the Quarterly Reports required to be filed by it under the Exchange Act (collectively, the "SEC Reports"), as of the date of Closing. The SEC Reports complied, at the time of filing, in all material respects with the applicable requirements of the Exchange Act. To the best of KAIR’s knowledge, none of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by an SEC Report filed subsequently and prior to the date hereof. Prior to the Closing, KAIR shall deliver to INNO KAIR’s balance sheet and the related statements of operations, stockholders’ equity and cash flows (including the related notes thereto) of KAIR for the three months ended September 30, 2005 (the "September Financials"). There has been no material adverse change in the business, assets, liabilities, financial condition, or results of operations of KAIR since the filing of the September Financials.

(b)
The 2004 Financials have been prepared in accordance with United States generally accepted accounting principles. To the best of KAIR’s knowledge, all financial statements made part of the SEC Reports and the September Financials present fairly the financial position of KAIR as at their respective dates and the results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

4.7
Litigation. Except as set forth in the KAIR Disclosure Schedule, there are no suits or proceedings (including without limitation, proceedings by or before any arbitrator, government commission, board, bureau or other administrative agency) pending or, to the knowledge of KAIR, threatened against or affecting KAIR, the officers or directors of KAIR or any of their respective affiliates or that questions or threatens the validity of this Agreement or any action to be taken in connection herewith, and KAIR or any of its assets are not subject to or in default with respect to any order, writ, injunction or decree of any federal, state, local or other governmental department. KAIR has not commenced and does not currently intend to commence any legal proceedings against any other person or entity.

4.8
Taxes. Except as set forth in the KAIR Disclosure Schedule, all federal income tax returns and state and local income tax returns for KAIR have been filed as required by law. All taxes as shown on such returns or on any assessment received subsequent to the filing of such returns have been paid, and there are no pending assessments or adjustments or any income tax payable for which reserves, which are reasonably believed by KAIR to be adequate for the payment of any additional taxes that may come due, have not been established. All other taxes imposed by any government authority on KAIR have been paid and any reports or returns due in connection therewith have been filed. No outstanding claim for assessment or collection of taxes has been asserted against KAIR and there are no pending, or to the knowledge of KAIR, threatened tax audits, examinations or claims.

4.9
No Defaults. No material default (or event which, with the passage of time or the giving of notice, or both, would become a material default) exists or is alleged to exist with respect to the performance of any obligation of KAIR under the terms of any indenture, license, mortgage, deed of trust, lease, note, guaranty, joint venture agreement, operating agreement, partnership agreement or other contract or instrument to which KAIR is a party or any of its assets are subject, or by which it is otherwise bound, and, to the best knowledge of KAIR, no such default or event exists or is alleged to exist with respect to the performance of any obligation of any party thereto.

4.10
Corporate Documents. KAIR has furnished to INNO true and complete copies of the Articles of Incorporation, as amended, and Bylaws of KAIR certified by its secretary and copies of the resolutions adopted by KAIR’s Board of Directors authorizing and approving this Agreement and the transactions contemplated hereby. KAIR has made available to INNO, the Stockholders, and their representatives all corporate minute books of KAIR, and such minute books contain complete and accurate records of the proceedings of KAIR’s stockholders and directors.

4.11
Contracts and Other Commitments. All contracts and agreements of any kind, written or oral, concerning KAIR are identified on the KAIR Disclosure Schedule. Prior to Closing, KAIR will not have and will not be bound by any other contract, agreement, lease, commitment or proposed transaction, judgment, order, writ or decree, written or oral, absolute or contingent.

4.12
No Liabilities. KAIR has no liabilities or claims against it (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liabilities for taxes) except for (i) liabilities or claims set forth in the SEC Reports, or (ii) liabilities or claims identified in the KAIR Disclosure Schedule.

4.13	No Assets. As of closing, KAIR shall have no assets or operations. All KAIR assets and operations shall have been transferred to Kleenair Systems of North America, Inc., as of the date of the Closing.

4.14
Compliance with Laws. To the best of KAIR’s knowledge, KAIR has complied in all material respects with all material laws, regulations and orders affecting its business and operations and is not in default under or in violation of any provision of any federal, state or local rule, regulation or law, including without limitation, any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.15	Absence of Certain Changes. Prior to the Closing, KAIR shall not, except as contemplated by this Agreement, without the written consent of INNO (which consent will not be unreasonably withheld):

(a)	make any material change in the business or operations of KAIR, taken as a whole;

(b)	declare any dividends in cash on the issued and outstanding shares of KAIR Common Stock, or make any other distribution of any kind in respect thereof;

(c)
except as set forth herein, issue, sell or otherwise distribute any authorized but unissued shares of its capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire any shares of capital stock of KAIR or any security convertible into or exchangeable for any such shares;

(d)	except as set forth herein, adopt any amendment to its Certificate of Incorporation or Bylaws;

(e)	enter into any other transaction affecting in any material respect the business of KAIR, taken as a whole.

4.16
Brokers and Finders. KAIR has not dealt with any broker or finder in connection with the transactions contemplated hereby. KAIR has not incurred, nor shall it incur, directly or indirectly, any liability for any brokerage or finders’ fees, agent commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.17
Intercompany and Affiliate Transactions; Insider Interests. Except as identified in the SEC Report or as contemplated herein, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between KAIR, on the one hand, and any director, officer, employee, stockholder or affiliate of KAIR, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for KAIR or from, to, by or for any of such persons, that are currently in effect (current loans outstanding to Pollution Control, Lionel Simons, Barbara Simons, Les Berriman and John Zabsky).

4.18	Corporate Action. Prior to Closing, KAIR shall use its reasonable best efforts to:

(a)	Transfer all of its assets, including cash assets, to Kleenair Systems of North America, Inc.;

(b)	Affect a name change to Migami, Inc.; and

(c)	Affect a five (5) for one (1) reverse split of its issued and outstanding shares and increase the number of authorized shares to 200,000,000.

5. REPRESENTATIONS AND WARRANTIES OF INNO. INNO represents warrants and covenants to and with KAIR as follows:

5.1
Organization and Good Standing. INNO is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full corporate power and authority to enter into and perform its obligations under this Agreement.

5.2
Capitalization. Exhibit “1” to this Agreement accurately and completely describes the authorized, issued and outstanding capital stock of INNO and accurately reflects the legal and beneficial ownership of such shares.

5.3
Financial Statements. INNO has furnished to KAIR its audited balance sheet as of October 31, 2005, and its related unaudited statements of income, stockholders’ equity and cash flow for the period ended October 31, 2005, together with appropriate notes to such financial statements (the "October Financial Statements"). The October 31, 2005, Financial Statements reflect adequate provisions for all reasonably anticipated liabilities, do not contain any items of a special or nonrecurring nature except as expressly stated therein, and present fairly the financial position of INNO as of such date.

5.4
No Material Adverse Change. Since October 31, 2005, there has not been any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of INNO.

5.5
No Undisclosed Liabilities. INNO has no material liabilities, fixed or contingent, other than (i) liabilities fully reflected in the October Financial Statements and (ii) liabilities incurred since October 31, 2005, in the ordinary course of business or as contemplated or permitted by this Agreement, which do not exceed $10,000 in the aggregate and which have no material adverse effect on the financial position or results of operations of INNO or its assets being acquired under this Agreement.

5.6
Litigation. There are no material lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of any executive officer of INNO threatened against INNO or any of its assets nor is there any reasonable basis known to any executive officer of INNO for any such action and there is no action, suit, proceeding or investigation pending, threatened or, to the knowledge of any executive officer of INNO contemplated that questions the legality, validity or propriety of the transactions contemplated by this Agreement.

5.7
Validity of Transactions. This Agreement, and each document executed and delivered by INNO in connection with the transactions contemplated by this Agreement, and the performance of the transactions contemplated therein have been duly authorized by the directors of INNO have been duly executed and delivered by INNO and each is the valid and legally binding obligation of INNO enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

5.8
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under or result in a violation of (i) the Articles of Incorporation or Bylaws of INNO as amended, (ii) any agreement, contract, lease, license or instrument to which INNO is a party or by which INNO or any of its properties or assets are bound or (iii) any judgment, decree, order or writ by which INNO is bound or to which it or any of its properties or assets are subject.

5.9
Investment and Related Representations. INNO and Stockholders are aware that neither the KAIR Shares nor the offer or sale thereof to INNO has been registered under the Securities Act of 1933, as amended, or under any state securities law. INNO and the Stockholders understand that the KAIR Shares will be characterized as "restricted" securities under federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances. INNO and the Stockholders agree that INNO will not sell all or any portion of the KAIR Shares except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The address of each of the Stockholders is c/o Smith & Associates, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067. INNO and the Stockholders understand that each certificate for KAIR Shares issued to INNO or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 5.9 and that KAIR shall refuse to transfer the KAIR Shares except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

INNO and the Stockholders acknowledge having received and reviewed KAIR’s Annual Report on Form 10-KSB for the year ended December 31, 2004, and KAIR’s Quarterly Reports on Form 10-QSB for the periods ended March 31, June 30, and September 30 (together, the "Quarterly Reports"). INNO and the Stockholders acknowledge and represent that they have reviewed the financial statements contained within the 2004 Annual Report and the Quarterly Reports and are fully aware of the current financial condition of KAIR, including its assets and liabilities, as set forth in the 2004 Annual Report and the Quarterly Reports. Each of the Stockholders and INNO warrants and represents that, other than the 2004 Annual Report and the Quarterly Reports, INNO and the Stockholders are not relying upon any other information, written or oral, with regard to the status of KAIR’s financial condition, including but not limited to the status of the assets and liabilities set forth in the 2004 Annual Report and the Quarterly Reports. INNO and the Stockholders further acknowledge that KAIR has given full access to all of the properties, books, contracts, commitments and records of KAIR, and has furnished or will furnish all such information concerning it (including its operations, financial condition and business plan) to the counsel, accountants and other advisors, agents, consultants and representatives for INNO and the Stockholders, as they have requested or may request.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive termination. None of the representations or warranties or information provided herein, or to be provided hereunder, by any party contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts necessary in order to make the statements and facts contained herein or therein not false or misleading. Copies of all documents heretofore or hereafter delivered or made available pursuant hereto were or will be complete and accurate records of such documents.

Each party to this Agreement covenants and agrees to indemnify and hold harmless each of the other parties and its directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered directly or indirectly by any of them (including legal fees and cots) proximately resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties made herein.

7. DISTRIBUTION OF KAIR SHARES IN THE NAME OF INNO TO ITS SHAREHOLDERS. The parties acknowledge that INNO intends to distribute the KAIR Common Stock to the Stockholders set forth on Exhibit “1,” pro rata, after Closing. The parties agree that such distribution shall only be made if, and as, permitted by all applicable securities laws.

8. CONDITIONS PRECEDENT

8.1
Conditions precedent to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing of the following conditions, unless waived by all other parties:

(a)
Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement, other than the waiting period required by Rule 14c-2 under the Exchange Act, shall have been filed, occurred or been obtained.

(b)
Third-Party Approvals. Any and all consents or approvals required from third parties relating to contracts, licenses, leases and other instruments, material to the respective businesses of KAIR and INNO shall have been obtained.

(c)
Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction shall be pending that, in the good faith judgment of INNO or KAIR, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

(d)
Due Diligence Review. Each party hereto shall have discovered no material deviation in the factual statement, or representations made herein to the other party during their respective due diligence review of the books, records or agreements to which any party is obligated. Such review shall terminate thirty (30) days after the execution of this Agreement.

(e)	Closing Documents. Mr. Smith shall have received all documents required for Closing by Section 2 of this Agreement.

8.2
Conditions Precedent to Obligations of KAIR. The obligations of KAIR to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived by KAIR:

(a)
Representations and Warranties of Stockholders. The representations and warranties of the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)
Representations and Warranties of INNO. The representations and warranties by INNO set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, and KAIR shall have received a certificate to such effect signed by the Chief Executive Officer of each.

(c)
Performance of Obligations of INNO. INNO shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and KAIR shall have received a certificate to such effect signed by the Chief Executive Officer of INNO.

8.3
Conditions Precedent to Obligations of KAIR and the Stockholders. The obligations of INNO and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived by INNO and the Stockholders:

(a)
Representations and Warranties. The representations and warranties of KAIR set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and INNO and the Stockholders shall have received a certificate to such effect signed by the President of KAIR.

(b)
Performance of Obligations of KAIR. KAIR shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, i.e. preparation and filing of Schedule 14C Information Statement which shall have made changes to satisfy the comments of the SEC, and formation of a wholly owned subsidiary to which all assets and liabilities of KAIR shall have been transferred, and INNO shall have received a certificate to such effect signed by the President of KAIR.

(c)
Appointment of Directors to KAIR Board. KAIR, effective as of the Closing, will have appointed to the board of directors of KAIR, the five (5) nominees of INNO, and the two (2) present board of directors members and officers of KAIR, will have tendered their resignations from all officer and director positions effective as of the Closing, except that these two officers and directors shall be appointed as operating managers of the wholly owned subsidiary containing the assts and liabilities of pre-merger KAIR with fully authorized control over all of the assets and revenue of such subsidiary.

9. CERTAIN ADDITIONAL UNDERSTANDINGS AND AGREEMENTS. As soon as is reasonably practicable following the execution of this Agreement, KAIR shall file a Current Report on Form 8-K with the SEC to report the reorganization transaction contemplated by this Agreement and, by way of such report or an amendment thereto, the required financial statements of INNO. Additionally, KAIR shall prepare and file a Schedule 14C Information Statement with the SEC. INNO shall assist by providing all information necessary to prepare and file same.

10. TERMINATION AND ABANDONMENT.

10.1	Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of INNO and KAIR.

10.2
Termination by Either INNO or KAIR. This Agreement may be terminated by either INNO or KAIR if the Closing is not consummated by March 31, 2006 (provided that the right to terminate this Agreement under this Section 10.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

10.3
Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to this Section 10, written notice thereof will be given to all other parties and this Agreement will terminate (except to the extent provided in Section 10.1 hereof) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a)
Each of the parties will, upon request, re-deliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)
No party will have any liability for a breach of any representation, warranty, agreement, covenant or provision of this Agreement, unless such breach was due to a willful or bad faith action, intentional or negligent misrepresentation, or material omission of such party or any representative, agent, employee or independent contractor thereof; and

(c)	All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

11. MISCELLANEOUS.

11.1
Third-Party Beneficiaries. The Stockholders shall be a permitted beneficiary of the representations, warranties and covenants of KAIR and of the closing documents delivered by KAIR at the Closing. KAIR and Lionel Simons, an officer and director of KAIR, together with Pollution Control Ltd, shall be permitted beneficiaries of the representations, warranties and covenants of INNO and the Stockholders, and of the closing documents delivered by INNO and the Stockholders at the Closing.

11.2
Cumulative Remedies. Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law, which rights may be exercised cumulatively and not alternatively.

11.3
Successors and Assigns. Except as otherwise expressly provided herein, this Agreement, and any of the rights, interests or obligations hereunder, may not be assigned by any of the parties hereto. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto, whether so expressed or not.

11.4
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

11.5
Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

11.6
Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings.

11.7
Survival of Representations. All representations, warranties and agreements contained herein or made in writing by KAIR, INNO and the Stockholders in connection with the transactions contemplated hereby, except any representation, warranty or agreement as to which compliance may have been appropriately waived, shall survive the execution and delivery of this Agreement.

11.8
Expenses and Attorney Fees. KAIR, INNO and the Stockholders shall each pay all of their respective legal and due diligence expenses in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, legal and accounting fees.

11.9
Waiver of Conditions. At any time or times during the term hereof, KAIR or INNO may waive fulfillment of any one or more of the conditions to their obligations in whole or in part, and INNO or the Stockholders may waive fulfillment of any one or more of the foregoing conditions to their obligations, in whole or in part, by delivering to the other party a written waiver or waivers of fulfillment thereof to the extent specified in such written waiver or waivers. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.10
Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) upon receipt when sent by first-class, registered or certified mail, return receipt requested, postage prepaid or (d) upon receipt after deposit with a nationally recognized overnight express courier, postage prepaid, specifying next day delivery with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below or at such other address as such party may designate by three (3) days’ advance written notice to the other party. All communications shall be addressed as follows:

(a) if to INNO or Stockholders to:

Mr. John Park
6429 Independence Avenue
Woodland Hills, California 91367
(818) 593-4808

(b) if to KAIR, to:

Mr. Lionel Simons
27121 Aliso Creek Road, Suite 120
Aliso Viejo, California 92656
(949) 831-1062

11.11
Law Governing. This Agreement shall be construed and interpreted in accordance with and governed and enforced in all respects by the laws of the State of Nevada. This Agreement shall be construed as a jointly prepared documents and it shall not be construed against any party as the drafter for purposes of interpretation.

11.12
Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

11.13
Delivery by Facsimile. Delivery of an executed counterpart of the Agreement or any exhibit attached hereto by facsimile transmission shall be equally as effective as delivery of an executed hard copy of the same. Any party delivering an executed counterpart of this Agreement or any exhibit attached hereto by facsimile transmission shall also deliver an executed hard copy of the same, but the failure by such party to deliver such executed hard copy shall not affect the validity, enforceability or binding effect of this Agreement or such exhibit.

IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.

"_________________________" _____________________________________ ______________________, individually	KLEENAIR SYSTEMS, INC. By: ________________________________ Name: Lionel Simons Its: Chief Executive Officer
STOCKHOLDERSS

___________________________________
Name: _____________________________

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Name: _____________________________

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Name: _____________________________

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Name: _____________________________

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Name: _____________________________

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Name: _____________________________

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Name: _____________________________

INNOVAY, INC. By: __________________________________ Name: John Park Its: Chief Executive Officer